Exhibit 10.1

MMA FINANCIAL, LLC

EMPLOYMENT AGREEMENT
(Frank G. Creamer, Jr.)

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of August, 2004 by and between MMA Financial, LLC, a Maryland limited liability company (“Employer”) and Frank G. Creamer, Jr. (“Employee”).

     WHEREAS, Employer is engaged in the business of acquiring and providing asset management services for real estate and debt and equity investments therein, with a particular emphasis on investments generating tax-exempt income and investments in, or secured by, multi-family properties, congregate care and assisted living facilities and similar properties;

     WHEREAS, Employee has particular skill, experience and background in the investment by mutual fund, pension fund and other asset aggregation funds in various asset classes, including real estate; and

     WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

     1.      Employment and Duties.

                (a)      Employer agrees to hire Employee, and Employee agrees to be employed by Employer, as Executive Vice President and Executive Director of Employer on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by the CEO or COO of the Employer consistent with the types of duties and responsibilities typically performed by a person serving as Executive Vice President and Executive Director of businesses similar to that of Employer. Employee agrees to devote his best efforts and full time, attention and skill in performing the duties of Executive Vice President and Executive Director in charge of developing and leading Employer’s Fund Management and Advisory business. Employee will also serve on Employer’s Senior Management Committee. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his performance of his duties hereunder, nothing herein shall prohibit Employee (i) from participating in any other business activities approved in advance by the CEO or COO in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (ii) from engaging in charitable, civic, fraternal or trade group activities, or (iii) from investing in other entities or business ventures. For purposes of clause (i) of the preceding sentence, Employee is expressly authorized to continue to develop the investment presently under development by Employee for the purpose of investing in the purchase of multi-family properties (including garden apartments, urban high rise units and interests in multi-family operating companies). Employee shall give Employer the opportunity to invest or participate in such fund and Employer shall give due consideration to doing so.

               (b)      Employer shall establish an office in New York City for Employee. Employer shall have the right to re-assess the cost and benefit of such office after twelve (12) months and to continue or close the office accordingly. In the event of closure of the New York office for any reason during the Term, Employer shall offer to Employee a position in the Employer’s Baltimore office and all of the terms and conditions of this Agreement shall remain in effect.

     2.      Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

               (a)      Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), through June 30, 2005, payable in accordance with the general policies and procedures of the Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Employee’s Base Compensation shall increase by Twenty-Five Thousand Dollars ($25,000) on each July 1 during the Initial Term of this Agreement (i.e., on July 1 of 2005 and 2006). Additional increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors (the “Board”) based on the recommendation of the CEO or COO and on periodic reviews of Employee’s performance conducted on at least an annual basis. During the term of this Agreement, Employee’s annual Base Compensation, as the same may be increased from time to time, shall not thereafter be reduced.

               (b)      Incentive Compensation.

                          (i)      In addition to Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”), pursuant to such Incentive Compensation Plan as may from time to time be adopted by the Employer. The Incentive Compensation Plan will have two components. First, the Plan will provide that Employee is eligible to receive an annual bonus of up to $350,000. This component of the Incentive Compensation Plan will provide that the amount of the bonus will be based on a formula tied to the Employee’s performance, the performance of Employer’s Fund Management and Advisory business and Employer’s company-wide performance. The formula will be initially determined (and may be modified from time to time) by the Compensation Committee on the recommendation of the CEO or COO; provided, however, that the formula will have criteria and metrics that are substantially similar to that used to calculate incentive compensation for the Employer’s other senior executives and that the formula will be weighted at least 30% toward the performance of Employer’s Fund Management and Advisory business. Second, the Plan will provide that Employee may earn additional Incentive Compensation of up to One Hundred Fifty Thousand Dollars ($150,000) per year for superior performance by Employer’s Fund Management and Advisory business. This component of the Incentive Compensation Plan will provide that the amount of the bonus will be based on achievement by the Fund Management and Advisory business of specified targets of cash available for distribution, as determined by the Compensation Committee on the recommendation of the CEO or COO.

                          (ii)      Incentive Compensation may at the election of the Compensation Committee take the form of cash or the stock of Municipal Mortgage & Equity, LLC (the “Company”) and, to the extent it consists of stock, may be awarded under the Employer’s Share Incentive Plan as in effect from time to time. Stock awarded under the Employer’s Share Incentive Plan typically vests over three years (one-third at the time of the award and one-third on each of the next succeeding anniversary dates). Employer shall offer Employee similar incentive opportunities (including future share awards) to those afforded other senior management personnel; provided, however, that Employee acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year (including the partial year 2005) shall be determined no later than 60 days after the end of Employer’s fiscal year and paid no later than March 15 after the close of the fiscal year. Except as otherwise specifically provided herein, if Employee shall be employed for only a portion of a fiscal year for which Employee is eligible for Incentive Compensation, Incentive Compensation shall be prorated.

                (c)      Signing Incentive. In addition to the foregoing, Employee shall receive, as a signing incentive, cash and common shares of the Company having a total value of $500,000 based on the closing price of the Company’s shares valued as of June 15, 2004. The signing incentive shall be distributed in three installments, as follows. Cash of $100,000 and shares having a value of $100,000 shall be distributed within five business days of the execution of this Agreement; cash of $67,000 and shares having a value of $133,000 shall be distributed on the first anniversary of the Effective Date of this Agreement; and cash of $33,000 and shares having a value of $67,000 shall be distributed on the second anniversary of the Effective Date of this Agreement; provided, however, that no undisbursed installment shall be issued if Employer has terminated the Employee with cause on or before the scheduled issuance date of such installment.

     3.      Employee Benefits. During the term of this Agreement, Employee and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit his participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer. Employer shall provide Employee with parking, at the Employer’s expense.

     4.      Vacation, Sickness and Leaves of Absence. Employee shall be entitled to the normal and customary amount of paid vacation provided to officers of Employer, but in no event less than five (5) weeks during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within 10 days of such termination based on his annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other officers. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board on recommendation from the CEO or COO, in its sole and absolute discretion, may determine.

     5.      Entertainment and Expenses. Employee shall be entitled to receive, within a reasonable period of time after he has delivered to the Employer an itemized statement thereof, and after presentation of such invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by him in connection with the performance of his duties. Employee shall be provided with an entertainment budget to be determined by the CEO or the COO in consultation with Employee. Employer shall also pay for Employee’s membership in such professional organizations as the CEO or the COO may approve in consultation with Employee.

     6.      Term. The initial term of this Agreement shall be for three (3) years (the “Initial Term”), commencing on July 1, 2004 (the “Effective Date”) and ending on June 30, 2007. This Agreement shall automatically renew for successive one-year periods after the end of the Initial Term, unless at least sixty days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the “Term”. Any termination of this Agreement shall be subject to Section 8 below.

     7.      Termination and Termination Benefits.

                (a)      Termination by Employer.

                          (i)      Without Cause. Employer may terminate this Agreement and Employee’s employment at any time upon ninety (90) days prior written notice to Employee, during which period Employer shall have the option to require Employee to continue to perform his duties under this Agreement. Employee shall be paid his Base Compensation as and when ordinarily payable, and shall receive all other benefits to which he is entitled under this Agreement, up through the effective date of termination, plus a proportionate share of Incentive Compensation for the year in which the termination occurs, determined in accordance with Section 2(b), and based on the ratio which the number of calendar months (including any partial months) worked bears to twelve (12) (the “Proportionate Share”). In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options and any other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Incentive Share Plans.

                          (ii)      With Cause. Employer may terminate this Agreement with cause upon ten (10) days prior written notice to Employee. In such event, Employee shall be paid his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination. For purposes of this Section, termination for cause shall mean (A) acts or omissions by the Employee with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Employee of money, property or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the noncompetition provisions of this Agreement, (D) breach by the Employee of his duty of loyalty to the Employer, (E) gross negligence by the Employee in the performance of his duties, (F) repeated failure by the Employee to perform services that have been reasonably requested of him by the CEO, COO or Board, following thirty (30) days notice and opportunity to cure and if such requests are consistent with this Agreement, (G) violation of Employer’s policies with respect to alcohol or drug use or abuse which could under those policies result in an employee’s termination, or (H) conviction of a felony.

                          (iii)      Disability. If due to illness, physical or mental disability, or other incapacity, Employee shall fail to perform the duties required by this Agreement, Employer may terminate this Agreement upon 30 days written notice to Employee. In such event, Employee shall be paid his Base Compensation and receive all benefits owing to him under this Agreement through the effective date of termination and shall receive his Proportionate Share of Incentive Compensation for the year in which the termination occurs. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options and any other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Incentive Share Plans. Employee shall be considered disabled under this paragraph if he is unable to work due to disability for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Employee’s rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

                (b)      Termination by Employee. Employee may terminate this Agreement for good reason upon 30 days prior written notice to Employer. In such event, Employee shall be paid his Base Compensation and shall receive all benefits through the date of termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options and any other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Incentive Share Plans. Employee shall have “good reason” to terminate his employment if (i) his Base Compensation, as in effect at any given time, shall be reduced without his consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall, without Employee’s consent, materially reduce or alter Employee’s duties as Executive Vice President and Executive Director having the general responsibility of overseeing Employer’s Fund Management and Advisory business, (iv) Employer shall require Employee to take any act which would be a violation of federal, state or local criminal law, or (v) Employer fails to obtain the express written assumption of this Agreement by any successor to the Company. With respect to clause (iii), Employee shall be deemed to have consented if such consent is either expressly given or if no objection to any change in duties is given in writing within sixty (60) days of such change being implemented.

                (c)      Termination Compensation.

                          (i)      Termination Without Cause or for Good Reason. In the event of a termination of this Agreement prior to the end of the Term, pursuant to Section 7(a)(i), 7(a)(iii) or 7(b), Employer, in addition to the Base Compensation, benefits and Incentive Compensation (if any) payable as provided in such sections, shall pay to Employee additional compensation (“Termination Compensation”) as follows. If the termination does not follow a Change in Control (as defined in subparagraph (ii) below), Termination Compensation shall be equal to the greater of (a) twelve (12) months Base Compensation or (b) the Base Compensation that Employee would have received during the remaining Term of this Agreement. Termination Compensation shall be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, unless Employer elects to make such payments sooner. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for termination relating to a Change of Control under Section 7(c)(ii) below.

                          (ii)      Change in Control. The acquisition of voting control of the Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a “Change in Control.” In the event Employee is terminated within eighteen months of a Change in Control, Termination Compensation shall be equal to two (2) years Base Compensation, payable in a lump sum on the effective date of Employee’s termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options and any other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Incentive Share Plans. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for a termination without cause under Section 7(a)(i) above, and shall be payable even in the event of a termination effective as of the end of the Term.

                (d)      Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be paid two (2) years’ Base Compensation as follows: to the extent of any insurance carried by Employer on Employee’s life, the death benefit shall be payable in a lump sum within five (5) business days’ of Employer’s receipt of the insurance proceeds; any portion of the death benefit not covered by insurance shall be paid in eight equal installments payable on the first day of each calendar quarter following Employee’s death. Employer shall carry as much life insurance on Employee’s life as the Board on recommendation of the CEO or COO may from time to time determine. In addition, upon Employee’s death, all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of death under the Employer’s Incentive Share Plans shall be considered vested and paid out to Employee’s estate.

     8.      Covenant Not to Compete.

                (a)      Noncompetition. From and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of the Board (w) from an office within a seventy-five mile radius of any office maintained by Employer at the time of such expiration of termination, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to any person, partnership, corporation or any other business entity, the business of offering, promoting or providing to mutual funds, pension funds and similar asset aggregation pools the opportunity to invest in multifamily real properties, whether by way of debt, equity or any other means, (x) solicit any employee of Employer to change employment, (y) solicit for the purpose of offering or providing multifamily debt and equity investment opportunities, any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a multifamily debt or equity transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Employee without cause under Section 7(a)(i) of this Agreement, or the Employee resigns for good reason under Section 7(b), clause (w) of this paragraph (a) shall not apply.

                (b)      Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Employer, and are a material inducement to the Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

                (c)      Specific Performance. Employee acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

     9.      Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his employment) provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee’s duty of loyalty to, the Employer. Employer shall at all times carry Directors’ and Officers’ liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000). Without limiting the generality of the foregoing, Employer agrees to provide such protections to a degree and in a manner consistent with the protections provided to Employer’s other senior management personnel. Employee shall be reimbursed for all legal fees and expenses reasonably incurred in enforcing his rights under this Agreement if Employee is the prevailing party.

     10.      Miscellaneous.

                (a)      Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

                (b)      Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

                (c)      Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

                (d)      Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

                (e)      Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

                (f)      Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

                If to Employer:

MMA Financial, LLC
218 North Charles Street
Suite 500
Baltimore, Maryland 21201
Attention: Chief Operating Officer

                If to Employee:

Frank G. Creamer, Jr.
27 Fern Street
Floral Park, New York 11001

                (g)      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:		EMPLOYER:
MMA FINANCIAL, LLC
/s/ Janet E. McHugh	By:	/s/ Michael L. Falcone Name: Michael L. Falcone Title: President and Chief Operating Officer

EMPLOYEE:

/s/ Janet E. McHugh	/s/ Frank G. Creamer, Jr. Frank G. Creamer, Jr.

10